                                                                     EXHIBIT 1.4

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION


Central Garden & Pet Company's (the "Company") acquisition of Four Paws Products, Ltd. and subsidiaries ("Four Paws") will be accounted for under the "purchase" method of accounting which requires the purchase price to be allocated to the acquired assets and liabilities of Four Paws on the basis of their estimated fair values as of the date of acquisition. The following unaudited pro forma consolidated condensed balance sheet gives effect to the acquisition of Four Paws as if it occurred on December 28, 1996 and the pro forma consolidated condensed statements of income give effect to the acquisition as if it occurred on October 1, 1995 and include adjustments directly attributable to the acquisition and expected to have a continuing impact on the combined company (collectively, the "Unaudited Pro Forma Financial Information"). As the Unaudited Pro Forma Financial Information has been prepared based on preliminary estimates of fair values, amounts actually recorded may change upon determination of the total purchase price and additional analysis of individual assets and liabilities assumed.

The Unaudited Pro Forma Financial Information and related notes are provided for informational purposes only and are not necessarily indicative of the consolidated financial position or results of operations of the Company as they may be in the future or as they might have been had the acquisition been effected on the assumed dates. The Unaudited Pro Forma Financial Information should be read in conjunction with the historical consolidated financial statements of the Company, and the related notes thereto, which are included in the Company's Annual Report on Form 10-K for the year ended September 28, 1996 and the Company's Quarterly Results on Form 10-Q, for the three months ended December 28, 1996, and the historical financial statements of Four Paws, and the related notes thereto, presented elsewhere in this Current Report on Form 8-K. See Exhibit 1.3 attached hereto.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
DECEMBER 28, 1996
(In thousands, except per share data)

                                                 Historical                     Pro Forma
                                         --------------------------     -------------------------
                                         Central Garden   Four Paws     Adjustments      Combined
                                         --------------   ---------     -----------      --------
ASSETS:
  Cash                                       $ 73,826      $ 2,502      $ (45,500)(a)    $ 30,828
  Inventories                                 219,696        8,029          1,915 (b)     229,640
  Other current assets                         85,853        9,687           (455)(c)      95,085
  Land, buildings, improvements
   and equipment - net                         11,721        2,821                         14,542
  Other assets                                 34,906          440         34,759 (d)      70,105
                                             --------      -------      ---------        --------
     Total                                   $426,002      $23,479      $  (9,281)       $440,200
                                             ========      =======      =========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
  Current liabilities                        $181,554      $ 3,066      $    (455)(c)    $184,165
  Long-term debt                              115,000        2,087           (500)(e)     116,587
  Deferred items                                1,670                                       1,670
  Shareholders' equity                        127,778       18,326         (8,326)(f)     137,778
                                             --------      -------      ---------        --------
     Total                                   $426,002      $23,479      $  (9,281)       $440,200
                                             ========      =======      =========        ========

Notes to Unaudited Pro Forma Consolidated Condensed Balance Sheet
-----------------------------------------------------------------

(a) Adjustment to reflect the following:

    Elimination of cash used to acquire Four Paws.                                            $(45,000)
    Elimination of cash to repay note payable to former Four Paws shareholder
       required to be repaid as a result of the Four Paws acquisition.                            (500)
                                                                                              --------
       Net adjustment                                                                         $(45,500)
                                                                                              ========

(b) Adjustment to record acquired inventories at estimated fair value.

(c) To eliminate trade account balances between the Company and Four Paws.

(d) Adjustment to record the excess of purchase price over the fair value of identifiable net assets acquired.

(e) To eliminate note payable to former Four Paws shareholder required to be repaid as a result of the Four Paws acquisition.

(f) Adjustment to reflect the following:

    Issuance of the Company's common stock to acquire Four Paws.    $ 10,000
    Elimination of Four Paws shareholder's equity.                   (18,326)
                                                                    --------
     Net adjustment                                                 $ (8,326)
                                                                    ========

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
FOR THE FISCAL YEAR ENDED SEPTEMBER 28, 1996
(In thousands, except per share data)

                                                           Historical                     Pro Forma
                                                   --------------------------     -------------------------
                                                   Central Garden   Four Paws     Adjustments      Combined
                                                   --------------   ---------     -----------      --------
Net sales                                             $619,622       $30,531        $(6,005)(a)    $644,148
Cost of goods sold and occupancy                       535,189        15,143         (3,303)(a)     547,029
                                                      --------       -------        -------        --------
Gross profit                                            84,433        15,388         (2,702)         97,119
Selling, general and administrative expenses            66,945         8,233           (695)(b)      74,483
                                                      --------       -------        -------        --------
Income from operations                                  17,488         7,155         (2,007)         22,636
Interest and other expenses (income)                     3,023          (490)         2,659 (c)       5,192
                                                      --------       -------        -------        --------
Income before income taxes                              14,465         7,645         (4,666)         17,444
Income taxes                                             6,017         3,211         (1,913)(d)       7,315
                                                      --------       -------        -------        --------
Net income                                            $  8,448       $ 4,434        $(2,753)       $ 10,129
                                                      ========       =======        =======        ========

Net income per common and common equivalent share:
   Fully diluted                                      $   0.71                                     $   0.82
   Primary                                            $   0.72                                     $   0.83

Weighted average common and common equivalent
   shares outstanding:
   Fully diluted                                        11,904                          450 (e)      12,354
   Primary                                              11,702                          450 (e)      12,152

Notes to Unaudited Pro Forma Consolidated Condensed Statement of Income
-----------------------------------------------------------------------

(a) Adjustment to eliminate sales and cost of sales for historical sales from Four Paws to the Company.

(b) Adjustment to reflect the following:

    Reduction in operating lease costs in connection with lease
       agreement entered into with the former owner of Four Paws.      $   (464)
    Reduction in salary expense in connection with employment
       agreement entered into with the former owner of Four Paws.          (574)
    Amortization of the excess of purchase price over the net
       assets acquired.                                                     869
    Elimination of forgiveness of loans to Four Paws shareholder and family in connection with December 1996 asset purchase
       agreement between the Company and Four Paws                         (526)
                                                                        -------
       Net adjustment                                                   $  (695)
                                                                        =======

(c) Adjustment to reflect the following:

    To increase interest expense associated with the issuance of
       6% convertible subordinated notes issued to finance the
       acquisition of Four Paws.                                        $ 2,700
    To reduce interest expense on note payable to former shareholder required to be repaid in connection with the acquisition
       of Four Paws.                                                        (41)
                                                                        -------
      Net adjustment                                                    $ 2,659
                                                                        =======

(d) Adjustment to the historical provision for income taxes to give effect to the pro forma adjustments discussed in (a), (b) and (c) above.

(e) To record issuance of 450 shares of the Company's common stock to acquire Four Paws.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED DECEMBER 28, 1996
(In thousands, except per share data)

                                                           Historical                     Pro Forma
                                                   --------------------------     -------------------------
                                                   Central Garden   Four Paws     Adjustments      Combined
                                                   --------------   ---------     -----------      --------
Net sales                                             $100,144       $ 6,880        $(1,368)(a)    $105,656
Cost of goods sold and occupancy                        82,690         3,561           (752)(a)      85,499
                                                      --------       -------        -------        --------
Gross profit                                            17,454         3,319           (616)         20,157
Selling, general and administrative expenses            19,633         3,067           (569)(b)      22,131
Write-off of goodwill                                                  1,402                          1,402
                                                      --------       -------        -------        --------
Loss from operations                                    (2,179)       (1,150)           (47)         (3,376)
Interest and other expenses (income)                       937           (54)           610 (c)       1,493
                                                      --------       -------        -------        --------
Loss before income taxes                                (3,116)       (1,096)          (657)         (4,869)
Income taxes                                            (1,309)          164           (269)(d)      (1,414)
                                                      --------       -------        -------        --------
Net Loss                                              $ (1,807)      $(1,260)       $  (388)       $ (3,455)
                                                      ========       =======        =======        ========

Net loss per common and common equivalent share:
   Fully diluted                                      $  (0.12)                                    $  (0.23)
   Primary                                            $  (0.12)                                    $  (0.23)

Weighted average common and common equivalent
   shares outstanding:
   Fully diluted                                        14,474                          450 (e)      14,924
   Primary                                              14,474                          450 (e)      14,924

Notes to Unaudited Pro Forma Consolidated Condensed Statement of Income
-----------------------------------------------------------------------

(a) Adjustment to eliminate sales and cost of sales for historical sales from Four Paws to the Company.

(b) Adjustment to reflect the following:

    Reduction in operating lease costs in connection with lease
       agreement entered into with the former owner of Four Paws.      $   (116)
    Reduction in salary expense in connection with employment
       agreement entered into with the former owner of Four Paws.          (144)
    Amortization of the excess of purchase price over the net
       assets acquired.                                                     217
    Elimination of forgiveness of loans to Four Paws shareholder and family in connection with December 1996 asset purchase
       agreement between the Company and Four Paws.                        (526)
                                                                        -------
       Net adjustment                                                   $  (569)
                                                                        =======

(c) Adjustment to reflect the following:

    To increase interest expense associated with the issuance of
       6% convertible subordinated notes issued to finance the
       acquisition of Four Paws.                                        $   355
    To reduce interest expense on note payable to former shareholder required to be repaid in connection with the acquisition
       of Four Paws.                                                        (10)
    To reduce interest income on proceeds of 6% convertible
       subordinated notes used to finance the acquisition of
       Four Paws.                                                           265
                                                                        -------
      Net adjustment                                                    $   610
                                                                        =======

(d) Adjustment to the historical provision for income taxes to give effect to the pro forma adjustments discussed in (a), (b) and (c) above.

(e) To record issuance of 450 shares of the Company's common stock to acquire Four Paws.